Exhibit 99.1

www.hearstargyle.com
NEWS

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

THE QUARTER ENDED MARCH 31, 2006

NEW YORK, N.Y., May 2, 2006 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced earnings per diluted share of $0.14, unchanged from first quarter 2005. Results reflect $1.9 million of new stock-based compensation expense, which represented $0.01 per share on an after-tax basis.

Results for the Quarter Ended March 31, 2006 versus March 31, 2005

For the quarter ended March 31, 2006, total revenue increased 7% to $174.0 million from $162.3 million for the quarter ended March 31, 2005. The increase in total revenue reflects a 6% or $8.8 million increase in net advertising sales, a $3.6 million increase in cable retransmission revenue and a $3.2 million increase in net digital media revenue, offset by a $2.9 million decrease in network compensation. Net advertising sales included $2.1 million of net political revenue, up from $711,000, and significant Olympic revenue. Nine of the company’s top 12 advertising categories registered gains, with double-digit increases in the fast food, financial, telecommunication, pharmaceutical and movie categories. The automotive category, which represented 26% of total revenue, declined 3%.

Adjusted EBITDA, a non-GAAP financial measure, increased 4% to $54.6 million from $52.4 million and income applicable to common shareholders was $13.0 million compared to $13.1 million. For the quarter ended March 31, 2006, recognition of stock-based compensation expense reduced EBITDA by $1.9 million and net income by $1.1 million.

Commenting on the quarter, David Barrett, President and Chief Executive Officer, said, “Our results for the first quarter are generally in-line with our expectations, and give us a good start for the year. Despite a downturn in automotive advertising, total revenues increased 7%, and we are encouraged that nine of our top 12 advertising categories grew over the prior-year period. Total first quarter revenues of $174.0 million are a record high for the period.

-more-

“Our stations continue to achieve strong ratings performance, particularly in local news time periods where we enjoy commanding leadership in many of our markets,” Barrett noted.

“Hearst-Argyle stations were recognized with 20 regional Edward R. Murrow Awards for excellence in broadcast journalism, and each of these entries now moves into the national awards competition. In February, our stations led the way in prime time for the ABC Television Network. WTAE-TV, Pittsburgh; KOCO-TV, Oklahoma City; and KMBC-TV, Kansas City, were, respectively, ranked #1, #2, and #4 for adults 18-49. And several of our NBC stations were standout performers during the Torino Winter Olympics.

“We are making good progress with our efforts in the digital media space, namely, our local websites, and Weather Plus, which are being supported by investment dollars that represent a portion of our reported expense increase,” Barrett added.

“During the quarter, our station websites, which are part of the Internet Broadcasting network, by themselves generated more than 315 million page views from an average 8.9 million monthly unique visitors, according to WebTrends. We are continuing to introduce new digital products on our websites, such as a variety of blogs, branded localized text messaging programs, as well as the launch of MyNewsCenter5 on the website of WCVB-TV, Boston, and video page views continue to grow at an impressive rate.

“I’m pleased to acknowledge that our Executive Vice President, Terry Mackin, has assumed formal oversight of our company’s digital media initiatives, in addition to his group head oversight of 10 of our TV stations. Under Terry’s leadership we will continue to invest time, effort, and money to build new businesses and capture new opportunities in a digital world.

“Our valuable station assets, ongoing operational excellence, depth of management throughout the company, a strong balance sheet, and our focused digital strategy, distinguish our company and make us confident that Hearst-Argyle will continue to be one of the industry’s top tier television and digital media companies.

“In February, we indicated that we would be providing annual, rather than quarterly, guidance, and today we are re-affirming that annual guidance, both for revenue and the various expense and expenditure components as detailed in our February 23, 2006 release.

“Two-thousand-and-six will be a growth year for us in terms of revenue, EBITDA, and net income.”

Liquidity and Capital Resources

Executive Vice President and Chief Financial Officer Harry Hawks said, “Our liquidity and financial flexibility continue to be strong. Since January 2004 we have consistently returned capital to shareholders through dividend payments and share repurchases, while acquiring assets, investing in new businesses and our IT infrastructure, reducing debt and maintaining investment-grade credit ratings.”

2006 Outlook

Hawks added, “Consistent with prior guidance, we remain on track to generate total revenue this year in the range of $756.0 to $777.0 million, with growth driven by $50 to $60 million of political revenue; additional digital media net revenue, which primarily includes local Web and multicasting advertising; and substantially higher retransmission revenue. Expenses are expected to remain generally in-line with prior guidance.”

Supplemental Expense and Expenditure Information

For the Quarter Ended March 31, 2006 versus March 31, 2005

And 2006 Outlook

Salaries Benefits and Other Operating Expense (“SB&O”): For the quarter ended March 31, 2006, SB&O expense increased $8.2 million to $96.8 million. The increase reflects the addition of $2.2 million of new digital media expenses and $1.0 million of stock-based compensation expense. The company adopted FAS 123(R), Share-Based Payments, effective January 1, 2006. Excluding new digital and stock-based compensation expense, core expenses increased $5 million due to increases in payroll, expanded news coverage in a political and Olympic year, sales commissions and benefits.

Depreciation and amortization: Depreciation and amortization increased $2.3 million during first quarter due in part to the accelerated depreciation of certain analog equipment. The company assumed a shorter useful life for certain analog equipment as a result of the new government-mandated digital conversion deadline of February 17, 2009.

Corporate, general and administrative expense: Corporate, general and administrative expense increased $1.4 million due mainly to the addition of $900,000 of stock-based compensation expense and the timing of professional services expense.

Equity in loss (income) of affiliates, net: The Company recorded a $123,000 equity loss of affiliates compared to $307,000 equity income of affiliates in first quarter 2005. The change reflects losses from new investments in start-up companies partially offset by income from more established equity investments. For the full year 2006, equity in loss (income) of affiliates is expected to breakeven.

The effective tax rate: The estimated 2006 effective tax rate is 39.5%.

Capital Expenditures: Capital expenditures are expected to be in the range of $60 to $65 million including building projects in Kansas City, Baltimore and Omaha, and New Orleans restoration; digital news acquisition and editing; and IT infrastructure to support our digital initiatives.

Cash and Total Leverage: At March 31, 2006, the Company had $128.5 million of cash on hand and $857.2 million of total debt, excluding $134 million of Notes Payable to the Capital Trust. The Company’s ratio of total debt to adjusted EBITDA for the twelve months ended March 31, 2006 was 3.3x.

Share Purchases by Hearst: During first quarter, the Hearst Corporation purchased 878,550 shares of Hearst-Argyle Series A Common Stock at a cost of $20.9 million. From May 1998 through March 2006, Hearst purchased approximately 21.2 million shares and, as indicated in its amended 13-D filing dated September 28, 2005, is authorized to purchase up to 25 million shares. Hearst currently holds approximately 72% of Hearst-Argyle’s total shares outstanding.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 12 ABC affiliated stations, and manages an additional ABC station owned by the Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates. As of March 31, 2006, the Hearst Corporation owned 71.5% of Hearst-Argyle’s total outstanding common stock. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. We base these forward-looking statements on our current expectations and projections about future events. These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors. Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Consolidated Statements of Income

	Three Months Ended
	March 31,
	2006 (1)	2005 (1)	2004 (1)
	(In thousands, except per share data)

Total revenue (2)	$174,017	$162,279	$166,864

Station operating expenses:
Salaries, benefits and other operating costs	96,787	88,624	84,594
Amortization of program rights	15,332	15,333	15,311
Depreciation and amortization	15,388	13,138	12,495
Corporate, general and administrative expenses	7,273	5,916	5,589
Operating income	39,237	39,268	48,875

Interest expense, net	15,160	15,701	16,416
Interest expense, net - Capital Trust	2,438	2,438	3,750

Income before income taxes	21,639	21,129	28,709

Income tax expense	8,499	8,361	11,014
Equity in loss (income) of affiliates, net (3)	123	(307)	(199)
Net income	13,017	13,075	17,894

Less preferred stock dividends	0	2	272
Income applicable to common stockholders	$13,017	$13,073	$17,622

Income per common share - basic	$0.14	$0.14	$0.19
Number of common shares used in the calculation	92,655	92,849	92,902

Income per common share - diluted	$0.14	$0.14	$0.19
Number of common shares used in the calculation (4)	93,191	93,319	93,615

Dividends per common share declared	$0.07	$0.07	$0.06

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$152,939	$145,579	$139,032
Net digital media revenue	3,173	7	—
Net political revenue	2,144	711	10,095
Network compensation	2,005	4,942	7,050
Retransmission consent revenue	4,609	1,051	505
Other revenues	9,147	9,989	10,182
Stock based compensation expense	1,850	—	—

Net cash provided by operating activities	38,224	34,753	54,253
Program payments	15,807	16,053	15,320
Capital expenditures	7,764	8,073	6,530
Cash paid for income taxes, net of refunds (5)	12,572	16,662	14,964

Cash	128,468	99,044	116,704
Debt, net of cash	728,737	783,207	765,665
Note payable to Capital Trust	134,021	134,021	206,186
Common shares outstanding, net of treasury shares	92,648	92,799	93,021

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA (A)	$54,625	$52,406	$61,370
Free cash flow	30,460	26,680	47,723

(*)         See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

(A)      Current year periods include stock-based compensation expense.

See accompanying notes on the following pages.

Notes to Consolidated Statements of Income

(1)  Includes (i) the results of the Company’s 25 television stations which were owned for the entire period presented; and (ii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Total revenue includes local & national, digital and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Represents the Company’s equity interests in the operating results of (i) Internet Broadcasting and (ii) Ripe Digital Entertainment and other investments. Prior year amounts have been reclassed to conform with current year presentation.

(4)  Common shares used in the calculation of diluted EPS for the three months ended March 31, 2006 and 2005, do not include 5,128,205 shares of Series A common stock to be issued upon the conversion of 2,600,000 shares of 7.5% Series B Preferred Securities because to do so would be anti-dilutive.

(5)  Cash paid for income taxes is presented net of tax refunds received by the Company. For the three months ended March 31, 2006, the Company did not receive any tax refunds.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations. Current year periods include stock based compensation expense.

•                  Interest expense, net, and Interest expense, net – Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Equity in income of affiliates, net. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended
	March 31,
	2006	2005	2004
	(In thousands)

Net income	$13,017	$13,075	$17,894
Add: Income taxes	8,499	8,361	11,014
Add: Equity in (income) loss of affiliates, net	123	(307)	(199)
Add: Interest expense, net - Capital Trust	2,438	2,438	3,750
Add: Interest expense, net	15,160	15,701	16,416
Operating income	39,237	39,268	48,875
Add: Depreciation and amortization	15,388	13,138	12,495
Adjusted EBITDA	$54,625	$52,406	$61,370

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended
	March 31,
	2006	2005	2004
	(In thousands)

Net cash flow provided by operating activities	$38,224	$34,753	$54,253
Less capital expenditures	7,764	8,073	6,530
Free cash flow	$30,460	$26,680	$47,723